SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2003
(To Prospectus dated June 19, 2003)



                                  CWABS, INC.
                                   Depositor

                                  Countrywide
                               Home Loans, Inc.
                                    Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer


                  Asset-Backed Certificates, Series 2003-BC5

                                 ------------


---------------------------
The Class A-R
certificates represent
obligations of the trust            The Class A-R Certificates
only and do not
represent an interest in            o   This Supplement relates to the
or obligation of                        offering of the Class A-R certificates
CWABS, Inc.,                            of the series referenced above and
Countrywide Home                        updates the Prospectus Supplement,
Loans, Inc.,                            dated September 23, 2003 and the
Countrywide Home                        Prospectus of the depositor, dated
Loans Servicing LP or                   June 19, 2003.
any of their affiliates.
                                    o   This supplement does not contain
This supplement may be                  complete information about the
used to offer and sell the              offering of the Class A-R
offered certificates only               certificates. Additional information
if accompanies by the                   is contained in the prospectus
prospectus supplement                   supplement and the prospectus
and the prospectus.                     referenced above. You are urged to
---------------------------             read this supplement, the prospectus
                                        supplement and the prospectus in full.

                                    o   We are supplementing the "Method of
                                        Distribution" section on page S-75 of
                                        the Prospectus Supplement as follows.

                                               METHOD OF DISTRIBUTION

                                    Countrywide Securities Corporation, an
                                    affiliate of the Depositor, the Seller and the Master Servicer, will act as principal in connection with offers and sales relating to market making transactions in the Class A-R Certificates. Countrywide Securities Corporation may also act as agent in such transactions. Sales will be made at prices relating to the prevailing prices at the time of sale.


Neither the SEC nor any state securities commission has approved these securities or determined that this supplement, the prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this supplement is October 30, 2003